Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Reg. No. 333-220308) (the “Registration Statement”) of our report dated February 14, 2017, on the financial statements of RumbleON, Inc. as of December 31, 2016, December 31, 2015 and November 30, 2015, and for the year ended December 31, 2016, one month ended December 31, 2015, and the year ended November 30, 2015 included in the Registration Statement. We further consent to the inclusion of our name under the heading “Experts” in this Registration Statement.

/s/ Scharf Pera & Co., PLLC
Charlotte, North Carolina
October 17, 2017